Exhibit 99.24

American Rebel Holdings, Inc. (NASDAQ:AREB) Announces Record-Breaking Launch of American Rebel Light Beer in Mississippi with Clark Beverage Group

Rebel Light Beer Ignites Mississippi with Largest-Ever Opening Order, Fueling Continued National Expansion of America’s Patriotic Beer

NASHVILLE, TN, July 15, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB), the proud creator of American Rebel Light Beer—America’s bold, patriotic, and unapologetic brew—announces a historic milestone with its largest-ever opening order as it storms into Mississippi. Partnering with Clark Beverage Group, Inc., this record-setting launch accelerates the national rollout of American Rebel Light Beer (americanrebelbeer.com), bringing the nation’s fastest-growing beer to the heart of the Magnolia State. This blockbuster debut is a game-changer, a rallying cry for customers, and a celebration for Mississippians ready to Rebel Up with a cold, crisp, all-American beer.

A Record-Setting Launch with Clark Beverage Group

Clark Beverage Group, a trusted leader in beverage distribution, has placed the largest first order in American Rebel’s history, signaling unshakable confidence in the brand’s explosive growth and market appeal. This record-breaking initial order, featuring both 16 oz Tall Boys and classic 12 oz cans, is now hitting Mississippi’s shelves, bars, and tailgates statewide. From Oxford to the Gulf Coast, American Rebel Light is ready to become the go-to beer for freedom-loving Rebels across the state.

Why Mississippi? It’s Rebel Country!

Mississippi embodies the heart and soul of American Rebel Light Beer— faith, grit, patriotism, and pride. Home to the Ole Miss Rebels and a state that lives the values of God-Fearing, Constitution-Loving, National Anthem-Singing, and Stand Your Ground, Mississippi is the perfect stage for this iconic launch. Every can of American Rebel Light is a toast to liberty, a salute to tradition, and a bold statement of identity—crafted for those who live life unapologetically.

“Mississippi doesn’t just align with our brand — it lives it,” said Andy Ross, CEO and Founder of American Rebel Holdings. “This is a state built on faith, grit, patriotism, and pride. There’s no place in America where the words ‘God-Fearing,’ ‘Constitution-Loving,’ ‘National Anthem-Singing,’ and ‘Stand Your Ground’ ring louder or truer. When you crack open a cold American Rebel Light, you’re holding more than a beer — you’re holding a statement of identity. It’s a flag in a can. And we’re honored to stand with the Rebels of Mississippi and raise a toast to everything that makes this country great.”

A Partnership Built on Shared Vision

The journey began in February 2025 when Andy Ross and the American Rebel Beverage team connected with Jeff Brasher, Vice President – Alcohol MS, Clark Beverage Group. The instant alignment of values led to a swift distribution agreement, finalized after Mississippi’s recent regulatory approval of the American Rebel Light label. This partnership is a testament to Clark Beverage Group’s belief in the brand’s potential to dominate the market.

“We’re not just distributing a beer; we’re championing a movement,” said Todd Porter, President of American Rebel Beverage. “Clark Beverage Group gets it—they see the passion, the quality, and the patriotism behind American Rebel Light. Together, we’re bringing Mississippi a beer that’s as bold as they are — America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.”

“Clark Beverage Group is honored to bring American Rebel Light Beer to Mississippi,” said Jeff Brasher. “This is a beer that resonates with our communities, and we’re excited to see it take off across the state!”

America’s Fastest Growing Light Beer and America’s Next Great Beverage Brand!

For investors, this record-breaking order is a powerful signal of American Rebel’s skyrocketing momentum. With successful launches in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, and now Mississippi since September 2024, American Rebel Light is proving its staying power in the competitive beverage market.

This Mississippi launch, backed by a tier one distributor, underscores the brand’s ability to scale rapidly and capture market share.

America’s Fastest Growing Light Beer and America’s Next Great Beverage Brand!

This record-breaking initial order is a powerful signal of American Rebel’s skyrocketing momentum. With successful launches in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, and now Mississippi since September 2024, American Rebel Light is proving its staying power in the competitive beverage market. This Mississippi launch, backed by a leading distribution partner, underscores the brand’s ability to scale rapidly and capture market share.

Why Customers Will Love Rebel Light

American Rebel Light isn’t just a beer — it’s a lifestyle. Brewed with all-natural ingredients, this Premium Domestic Light Lager delivers a crisp, clean, bold taste with a lighter feel. At just 100 calories, 3.2 carbs, and 4.3% ABV per 12 oz serving, it’s crafted for tailgates, barbecues, and moments of celebration. Unlike mass-produced beers, Rebel Light skips corn, rice, and sweeteners, offering a pure, refreshing experience that’s as authentic as its drinkers.

Mississippi, Get Ready to Rebel Up!

From the rolling hills of Starkville to the vibrant streets of Jackson, Mississippians are invited to join the American Rebel movement. Whether you’re cheering on the Ole Miss Rebels, hosting a tailgate, or kicking back with friends, American Rebel Light is your beer. Look for it in local stores, bars, and restaurants, and join the rally cry of Rebel Up as you celebrate the values that make Mississippi and America great.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel Holdings is a diversified patriotic lifestyle company, delivering bold products that reflect American values. From its roots in branded safes and personal security to its breakout success with American Rebel Light Beer, the company is redefining the beverage and lifestyle markets. Learn more at americanrebel.com/investor-relations and watch The American Rebel Story as told by CEO Andy Ross.

About American Rebel Light Beer

American Rebel Light is a Premium Domestic Light Lager that’s all-natural, crisp, and bold —perfect for patriots who live boldly. Launched in September 2024, it’s now available in 12 states, with Mississippi as the latest proud addition. Follow @AmericanRebelBeer on social media for updates on launch events and availability. Media Inquiries

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.